Exhibit 10.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Summary of MKS Instruments, Inc.’s

2012 Management Incentive Bonus

The 2012 Management Incentive Bonus Plan is based on 2012 targets for pro-forma operating income, after bonus and before tax. The bonus plan formula is calculated as follows:

Base Salary x Individual Incentive Target x Corporate Performance Multiplier

The “Corporate Performance Multiplier” ranges from 0% to 200%, depending upon achievement of the specified corporate goal. Accordingly, the maximum payout possible for each of the participants is 200% of his respective Individual Incentive Target set forth below and the minimum payout is zero, with incremental payouts for performance between these levels.

The following chart summarizes the Individual Incentive Targets for each of the Company’s “named executive officers” under the rules of the Securities and Exchange Commission.

Participant	Individual Incentive Target (% of annual base earnings)
Leo Berlinghieri	100%
Seth Bagshaw	60%
Gerald Colella	75%
John Lee	60%
John Smith	50%

The MKS 2012 Management Incentive Bonus Plan is set forth below.

PERSONAL & CONFIDENTIAL

MKS MEMORANDUM

[FORM OF]

2012 Annual Management/Key Employee Bonus Plan

Based on Adjusted Operating Income

(January 1 – December 31)

The payout of your bonus will be achieved according to the schedule shown in the chart below. For example, you will receive 80% of your target bonus if our Adjusted Operating Income reaches $** million and 100% of your target bonus if Adjusted Operating Income reaches $** million. At an Adjusted Operating Income of $** million or more, you will receive 200% of your target corporate bonus.

ANNUAL BONUS
Adjusted Operating Income	Bonus Payout (percentage of target)
<$**	0%
$**	70%
$**	80%
$**	90%
$**	100%
$**	120%
$**	140%
$**	160%
$**	180%
>=**	200%

This information is extremely confidential and should be treated as such. Please do not share this information with anyone inside or outside of MKS Instruments, Inc.

2012 MKS Management/Key Employee Bonus Plans

The MKS Annual Bonus Plan (The Plan) is based on fiscal year performance (January through December). Performance measurements are set at the beginning of the fiscal year.

Plan participants have 100% of their bonus tied to achievement of corporate goals.

Participation/Approval:

Participation in the Plan requires the approval of the most senior individual in each organization as well as Human Resources and the Chief Executive Officer and President. Participation in the plan is reviewed on an annual basis. Past participation in this program, as well as the percentage target, is not guaranteed for subsequent plan years.

Target:

Bonus target guidelines are established for positions as a percentage of pay.

Payout:

The bonus payout amount is a percentage of eligible W-2 earnings received during the plan period, i.e. “base salary” including regular, holiday, vacation, sick, and retro pay. Bonus payments attributable to the prior year are excluded from this calculation.

Administration:

Bonus payout is made as soon as possible after the end of the fiscal year and the performance assessment has been completed, but in no event later than March 15 of the subsequent year.

Note: In order to receive the bonus payment the plan participant must be actively employed as of the payout date of The Plan.

MKS reserves the right to change the plan at any time, subject to senior management discretion. In no way does this plan create a contract of employment.